UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CROSSTEX ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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CROSSTEX ENERGY, INC.
2501 Cedar Springs Rd.
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 7, 2008

To the Stockholders of Crosstex Energy, Inc.:

The annual meeting of stockholders of Crosstex Energy, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 7, 2008, at 4:00 p.m., local time, at the Four Seasons Resort located at 4150 North MacArthur Boulevard, the Boardroom, Irving, Texas 75038 for the following purposes:

1. To consider and vote upon the election of two Class I directors as members of the Board of Directors to serve until the Company’s 2011 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 17, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of shares of Common Stock of the Company at the close of business on the record date are entitled to notice of and to vote at the meeting. A record of the Company’s activities during 2007 and financial statements for the fiscal year ended December 31, 2007 are contained in the Company’s 2007 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to submit your proxy by voting over the Internet or, if you received a paper copy of a proxy or voting instruction card by mail, by completing, signing, dating and mailing the proxy or voting instruction card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

Barry E. Davis
President and
Chief Executive Officer

March 19, 2008

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 7, 2008:

This Proxy Statement and the accompanying Annual Report to Stockholders are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=148525&p=irol-proxy

CROSSTEX ENERGY, INC.
2501 Cedar Springs Rd.
Dallas, Texas 75201

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held On May 7, 2008

GENERAL

These proxy materials (including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007) have been made available on the Internet or delivered in paper copy to stockholders of Crosstex Energy, Inc. (the “Company”) in connection with the solicitation by our board of directors (the “Board”) of proxies for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date this proxy statement is first furnished to stockholders is March 27, 2008. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

Proxies and Voting Instructions

This year, we have elected to use the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials. All stockholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

If you hold shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company in your name, you can submit your proxy in the following manners:

•	By Internet — Stockholders who received a notice about the Internet availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying postage paid envelope. Proxy cards must be received by us before voting begins at the annual meeting.

If you hold shares of Common Stock through someone else, such as a bank, broker or other nominee, you may get material from them asking you how you want to vote your shares.

You may revoke your proxy at any time prior to its exercise by:

•	Giving written notice of the revocation to our corporate secretary;

•	Appearing and voting in person at the annual meeting;

•	Voting again by Internet before 11:59 p.m., Eastern Time, on May 6, 2008; or

•	Properly submitting a later-dated proxy by delivering a later-dated proxy card to our corporate secretary.

If you attend the annual meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the meeting, this will not affect any vote previously taken. If you hold shares of Common Stock through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. Prior to the annual meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares of Common Stock outstanding and the voting power of each, determine the shares of Common Stock represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The determination of the inspectors as to the validity of proxies will be final and binding.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not present at the meeting and not entitled to vote with respect to that matter, even though those shares are considered to be present at the meeting for quorum purposes and may be entitled to vote on other matters. Abstentions, on the other hand, are considered to be present at the meeting and entitled to vote on the matter abstained from.

To be elected, nominees for director must receive a plurality of the votes cast. This means that the director nominees with the most votes are elected, regardless of whether any nominee received a majority of votes cast. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and other limited proxies will have no effect on the outcome of the election of directors.

With regard to the proposal to ratify the appointment of KMPG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, an abstention will have the same effect as a vote against the proposal. Broker non-votes and other limited proxies will have no effect on the outcome of the vote with respect to such proposal.

VOTING SECURITIES

Our only outstanding voting securities are our shares of Common Stock. Only holders of record of shares of Common Stock at the close of business on March 17, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 46,280,203 shares of Common Stock outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for three classes of directors, with approximately one-third of the directors constituting our Board being elected each year to serve a three-year term. There are two directors comprising the class whose term expires at the 2008 annual meeting: Barry E. Davis and Robert F. Murchison.

The Governance Committee of our Board has recommended, and our Board has nominated, Mr. Davis and Mr. Murchison for re-election as directors of the Company to serve three-year terms expiring in 2011.

The directors nominated for election this year will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. All duly submitted and unrevoked proxies will be voted for the nominees selected by our Board, except where authorization to so vote is withheld. Proxies may not be voted for a greater number of persons than the nominees named in this proxy statement. Our Board unanimously recommends that stockholders vote “FOR” the election of its nominees for director.

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2008 annual meeting, is presented below.

NOMINEES FOR DIRECTORS

Barry E. Davis, age 46, director since 1996	As President, Chief Executive Officer and a director, Mr. Davis led the management buyout of the midstream assets of Comstock Natural Gas, Inc. in December 1996, which transaction resulted in the formation of our predecessor. Mr. Davis was President and Chief Operating Officer of Comstock Natural Gas and founder of Ventana Natural Gas, a gas marketing and pipeline company that was purchased by Comstock Natural Gas. Mr. Davis started Ventana Natural Gas in June 1992. Prior to starting Ventana, he was Vice President of Marketing and Project Development for Endevco, Inc. Before joining Endevco, Mr. Davis was employed by Enserch Exploration in the marketing group. Mr. Davis also serves as President and Chief Executive Officer and as a director of Crosstex Energy GP, LLC. Mr. Davis holds a B.B.A. in Finance from Texas Christian University.

Robert F. Murchison, age 54, director since 2004	Mr. Murchison joined us as a director upon the completion of our initial public offering in January 2004. He currently serves as chairman of the Compensation Committee of our Board and as a member of the Governance Committee of our Board. Mr. Murchison has been the President of the general partner of Murchison Capital Partners, L.P., a private equity investment partnership, since 1992. Prior to founding Murchison Capital Partners, L.P., Mr. Murchison held various positions with Romacorp, Inc., the franchisor and operator of Tony Roma’s restaurants, including Chief Executive Officer from 1984 to 1986 and Chairman of the Board of Directors from 1984 to 1993. He served as a director of Cenergy Corporation, an oil and gas exploration and production company, from 1984 to 1987, Conquest Exploration Company from 1987 to 1991 and has served as a director of TNW Corporation, a short line railroad holding company, since 1981, and Tecon Corporation, a holding company with holdings in real estate development and the fund of funds management business, since 1978. Mr. Murchison also serves as a director of Crosstex Energy GP, LLC. Mr. Murchison holds a bachelor’s degree in history from Yale University.

CLASS WHOSE TERM EXPIRES IN 2009

Leldon E. Echols, age 52, director since 2008	Mr. Echols joined us as a director in January 2008. He currently serves as a member of the Audit Committee of our Board. Mr. Echols also currently serves as an independent director of Trinity Industries, Inc. (NYSE: TRN), a leading diversified holding company with a subsidiary group that provides a variety of products and services for the transportation, industrial, construction and energy sectors. Mr. Echols brings 30 years of financial and business experience to Crosstex. After 22 years with the accounting firm Arthur Andersen LLP, which included serving as managing partner of the firm’s audit and business advisory practice in North Texas, Colorado and Oklahoma, Mr. Echols spent six years with Centex Corporation as executive vice president and chief financial officer. He retired from Centex Corporation in June 2006. Mr. Echols is also a member of the boards of directors of two private companies: Roofing Supply Group Holdings, Inc. and Colemont Corporation. He also served on the board of TXU Corp. (NYSE: TXU) where he chaired the Audit Committee and was a member of the Strategic Transactions Committee until the closing of the recently completed private equity buyout of TXU. Mr. Echols earned a Bachelor of Science degree in accounting from Arkansas State University and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has also served as a director of Crosstex Energy GP, LLC since January 2008.

Sheldon B. Lubar, age 78, director since 2004	Mr. Lubar joined us as a director upon the completion of our initial public offering in January 2004. He currently serves as chairman of the Governance Committee of our Board. Mr. Lubar has been chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar also serves as a director of Weatherford International, Inc. (NYSE: WFT), an energy services company, and Approach Resources, Inc. (NASDAQ: AREX). Mr. Lubar has also served as a director of Crosstex Energy GP, LLC since December 2002. Mr. Lubar holds a bachelor’s degree in Business Administration and a Law degree from the University of Wisconsin-Madison. He was awarded an honorary Doctor of Commercial Science degree from the University of Wisconsin-Milwaukee.

CLASS WHOSE TERM EXPIRES IN 2010

Bryan H. Lawrence, age 65, director since 2000	Mr. Lawrence, the Chairman of the Board, joined our predecessor as a director in May 2000. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Hallador Petroleum Company (OTC BB: HPCO.OB), Star Gas Partners L.P. (NYSE: SGU) and Winstar Resources Ltd. (a Canadian public company), Approach Resources, Inc. (NASDAQ: AREX) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence has also served as a director of Crosstex Energy GP, LLC since December 2002. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Cecil E. Martin Jr., age 66, director since 2006	Mr. Martin joined us as a director in January 2006. He currently serves as a member of the Audit Committee and the Compensation Committee of our Board. He has been an independent residential and commercial real estate investor since 1991. From 1973 to 1991 he served as chairman of the public accounting firm Martin, Dolan and Holton in Richmond, Virginia. He began his career as an auditor at Ernst and Ernst. He holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant. Mr. Martin also serves on the boards and as chairman of the audit committees for both Comstock Resources, Inc., a growing independent energy company engaged in oil and gas acquisitions, exploration and development, and Bois d’Arc Energy Inc., headquartered in Houston. Mr. Martin has also served as a director of Crosstex Energy GP, LLC since January 2006.

James C. Crain, age 59, director since 2006	Mr. Crain joined us as a director in July 2006. He currently serves as chairman of the Audit Committee of our Board and a member of the Governance Committee of our Board. Since 1989, Mr. Crain has served as president of Marsh Operating Company, where he has worked since 1984, an investment management company focusing on energy investing, and since 1997 as general partner of Valmora Partners, L.P., a private investment partnership. Prior to Marsh, he served as a partner at Jenkens & Gilchrist where he headed the law firm’s energy section. Mr. Crain also serves on the boards of GeoMet, Inc. (NASDAQ: GMET), and Approach Resources, Inc. (NASDAQ: AREX). Mr. Crain has also served as a director of Crosstex Energy GP, LLC since December 2005. He graduated from the University of Texas at Austin with a B.B.A. degree, a master of professional accounting and a doctor of jurisprudence.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

“Independent” Directors

Messrs. Crain, Echols, Lubar, Martin and Murchison qualify as “independent” in accordance with the published listing requirements of The NASDAQ Global Select Market (“NASDAQ”). Frank M. Burke, prior to his resignation from the Board effective as of December 31, 2007, also qualified as “independent” in accordance with the published listing requirements of NASDAQ during the time he served as a director. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, the members of the Audit Committee of our Board each qualify as “independent” under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent” director. Messrs. Echols and Martin are the independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to their experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on such directors any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees

Our Board has, and appoints the members of, standing Audit, Compensation and Governance Committees. Each member of the Audit, Compensation and Governance Committees is an independent director in accordance with NASDAQ standards described above. Each of the Board committees has a written charter approved by the Board. Such charters are available on our website at www.crosstexenergy.com. Copies of the charters also will be provided to any person, without charge, upon request. Contact Denise LeFevre at 214-721-9245 to request a copy of a charter or send your request to Crosstex Energy, Inc., Attn: Denise LeFevre, 2501 Cedar Springs, Dallas, Texas 75201.

The Audit Committee of our Board is currently comprised of Mr. Crain (chair), Mr. Echols and Mr. Martin. During fiscal 2007, the Audit Committee consisted of Messrs. Burke, Crain and Martin. Following Mr. Burke’s resignation from the Board effective as of December 31, 2007, Mr. Burke ceased to be a member of the Audit Committee. On November 7, 2007, Mr. Crain succeeded Mr. Burke as the Chairman of the Audit Committee. Mr. Echols was appointed to the Audit Committee effective as of January 1, 2008. The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. The Audit Committee held eight meetings in 2007.

The Compensation Committee of our Board, is currently comprised of Messrs. Murchison (chair) and Martin. Until May 2007, the Compensation Committee consisted of Messrs. Lubar (chair) and Murchison, at which time Mr. Murchison was appointed as the chairman of the Compensation Committee and Mr. Martin was appointed as a member of the Compensation Committee. The Compensation Committee oversees compensation decisions for our officers as well as the compensation plans described herein. The Compensation Committee held six meetings in 2007.

The Governance Committee, comprised of Messrs. Lubar (chair), Crain and Murchison, reviews matters involving governance, including assessing the effectiveness of current policies, monitoring industry developments, developing director selection criteria, recommending director nominees, recommending committee structures within the Board, managing the assessment process of the Board and individual directors, annually reviewing and recommending the compensation of directors and performing other duties as delegated from time to time. The Governance Committee held three meetings in 2007.

Our Governance Committee identifies and recommends qualified candidates to serve as nominees for director. When identifying director nominees, the Governance Committee may consider, among other factors, the person’s reputation, integrity and independence from us; skills and business, government or other professional acumen, bearing in mind the composition of our Board and the current state of the Company and the industry generally; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to us. The same criteria will be evaluated with respect to candidates recommended by stockholders. In the case of current directors being considered for re-nomination, the Governance Committee will also take into account the director’s tenure as a member of our Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings.

The Governance Committee also considers nominees recommended by stockholders as candidates for election to our Board. A stockholder wishing to nominate a candidate for election to the Board at the annual meeting of stockholders is required to give written notice to our Corporate Secretary of his or her intention to make a nomination. The notice of nomination must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting. Pursuant to our bylaws, the notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the independent directors to determine if the candidate meets the criteria for Board membership. We may require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded.

Following identification of the need to replace a director, add a director or re-elect a director to our Board, and considering of the above criteria and any stockholder recommendations, the Governance Committee will recommend to our Board one or more nominees, as appropriate, for consideration by the full Board. Following such consideration, our Board will submit its recommended nominees to the shareholders for election.

Board Meetings and Attendance

Our Board met 11 times in 2007. All incumbent directors attended in excess of 75% of the total number of meetings of our Board and committees of our Board on which they served. Our Board does not currently have a policy with regard to attendance of Board members at the annual meeting of stockholders. All incumbent directors attended our annual meeting of stockholders in 2007.

Stockholder Communications with Directors

Our Board has approved the following process for our stockholders and other security holders to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director or the non-management directors of our Board as a group, a stockholder can send written communications to our Board by mail addressed to:

Board of Directors
Crosstex Energy, Inc.
2501 Cedar Springs Rd.
Dallas, Texas 75201

Communications addressed to our Board will be received by our Corporate Secretary’s office. Our Corporate Secretary will:

•	refer substantiated allegations of improper accounting, internal controls or auditing matters affecting us to the Chairman of our Audit Committee;

•	refer substantiated allegations of other improper conduct affecting us to the Chairman of the Board;

•	advise the Board at its regularly scheduled meetings of significant stockholder communications; and

•	refer questions concerning our products, services and human resources issues to the appropriate department in the Company for a response.

Individuals may communicate with non-management directors by sending written communications to the address listed above to the attention of the Chairman of the Board, who is a non-management director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Crosstex Energy, L.P.

General.  We own (directly and indirectly) 16,414,830 common units, representing an approximate 36% limited partnership interest, in Crosstex Energy, L.P. (the “Partnership”), and the 2% general partner interest and the incentive distribution rights in the Partnership. Our ability, as owner of the Partnership’s general partner, to manage and operate Crosstex Energy, L.P. and our ownership of an approximate 36% limited partner interest effectively gives us the ability to veto some of the Partnership’s actions and to control its management. We pay the Partnership a fee for administrative and compensation costs incurred by the Partnership on our behalf. During 2007, this fee was approximately $47,500 per month.

Omnibus Agreement.  Concurrent with the closing of the Partnership’s initial public offering, we entered into an agreement with it, Crosstex Energy GP, LLC and the Partnership’s general partner that governs potential competition among us and the other parties to the agreement. We agreed, for so long as the Partnership’s general partner or any of our affiliates is a general partner of the Partnership, not to engage in the business of gathering, transmitting, treating, processing, storing and marketing of natural gas and the transportation, fractionation, storing and marketing of natural gas liquids unless we first offer it the opportunity to engage in this activity or acquire this business, and the board of directors of Crosstex Energy GP, LLC, with the concurrence of its conflicts committee, elects to cause it not to pursue such opportunity or acquisition. In addition, we have the ability to purchase a business that has a competing natural gas gathering, transmitting, treating, processing and producer services business if the competing business does not represent the majority in value of the business to be acquired and we offer the Partnership the opportunity to purchase the competing operations following their acquisition. The noncompetition restrictions in the omnibus agreement do not apply to the assets retained and business conducted by us at the closing of the Partnership’s initial public offering. Except as provided above, we and our controlled affiliates are not prohibited from engaging in activities in which they compete directly with the Partnership.

Related Party Transactions

Crosstex Denton County Gathering J.V.  The Partnership owns a 50% interest, before application of any dilution rights, in Crosstex Denton County Gathering, J.V. (CDC). CDC was formed to build, own and operate a natural gas gathering system in Denton County, Texas. The Partnership manages the business affairs of CDC. The other 50% joint venture partner (the CDC Partner) is an unrelated third party who owns and operates the natural gas field in Denton County. In connection with the formation of CDC, the Partnership agreed to loan the CDC Partner up to $1.5 million for their initial capital contribution. The loan bears interest at an annual rate of prime plus 2%. CDC makes payments directly to the Partnership attributable to CDC Partner’s 50% share of distributable cash flow to repay the loan. Any balance remaining on the note is due in August 2008.

Reimbursement of Costs to the Partnership.  We paid the Partnership $0.6 million, $0.5 million and $0.3 million during the years ended December 31, 2007, 2006 and 2005, respectively, to cover our portion of administrative and compensation costs for officers and employees that perform services for us.

Approval and Review of Related Party Transactions.  If we contemplate entering into a transaction, other than a routine or in the ordinary course of business transaction, in which a related person will have a direct or indirect material interest, the proposed transaction is submitted for consideration to our Board or our senior management, as appropriate.

Renunciation of Opportunities

In our restated charter and in accordance with the Delaware law, we have renounced any interest or expectancy we may have in, or being offered an opportunity to participate in, any business opportunities, including any opportunities within those classes of opportunity currently pursued by the Partnership, presented:

•	to persons who are officers or directors of us or who, on October 1, 2003, were, and at the time of presentation are, stockholders of us (or to persons who are affiliates or associates of such officers, directors or stockholders), if we are prohibited from participating in such opportunities by the omnibus agreement; or

•	to two former affiliated stockholders, Yorktown Energy Partners IV, L.P. and Yorktown Energy Partners V, L.P., or any other investment fund sponsored or managed by Yorktown Partners, LLC, including any fund still to be formed, or to any of our directors who is an affiliate or designate of these entities.

As a result of this renunciation, these officers, directors and stockholders should not be deemed to be breaching any fiduciary duty to us if they or their affiliates or associates pursue opportunities presented as described above.

Crosstex Energy, L.P.’s General Partner

The Partnership’s general partner does not receive any management fee or other compensation in connection with its management of the Partnership’s business, but it is reimbursed for all direct and indirect expenses incurred on its behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The partnership agreement provides that the general partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the general partner in its sole discretion.

The Partnership’s general partner owns a 2% general partner interest in the Partnership and all of the incentive distribution rights in the Partnership. The Partnership’s general partner is entitled to receive incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds levels specified in the partnership agreement. Under the quarterly incentive distribution provisions, generally the general partner is entitled to 13% of the amounts the Partnership distributes in excess of $0.25 per unit, 23% of the amounts the Partnership distributes in excess of $0.3125 per unit and 48% of amounts the Partnership distributes in excess of $0.375 per unit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of our Common Stock as of February 16, 2008, held by:

•	each person who beneficially owns 5% or more of the shares of Common Stock then outstanding;

•	all of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, if any, held by that person that were exercisable on February 16, 2008 or would be exercisable within 60 days following February 16, 2008 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each stockholder has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentages reflected in the table below are based on a total of 46,317,703 shares of Common Stock outstanding as of February 16, 2008.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage

Chieftain Capital Management, Inc.(2)	8,228,733	17.77%
ClearBridge Advisors, LLC(2)	3,226,230	6.97%
Barclays Global Investors, NA(3)	2,917,643	6.30%
Alson Capital Partners, LLC(4)	2,698,723	5.83%
Lubar Nominees(5)	1,966,944	4.25%
Lubar Equity Fund, LLC(5)	468,210	1.01%
Barry E. Davis	1,318,287	2.85%
William W. Davis	146,437	*
Robert S. Purgason(6)	48,986	*
Jack M. Lafield	164,272	*
Joe A. Davis	0	*
James C. Crain(7)	6,000	*
Leldon E. Echols	0	*
Bryan H. Lawrence	1,720,267	3.71%
Sheldon B. Lubar(5)	24,933	*
Cecil E. Martin	0	*
Robert F. Murchison(8)	212,395	*
All directors and executive officers as a group (12 persons)	3,645,755	7.87%

*	Less than 1%.

(1)	The address of each person listed above is 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, except for Chieftain Capital Management, Inc., which is 12 East 49th Street, New York, New York 10017; Mr. Lawrence, which is 410 Park Avenue, New York, New York 10022; ClearBridge Advisors, LLC, which is 399 Park Avenue, New York, New York 10022; Barclays Global Investors, NA, which is 45 Fremont Street, San Francisco, California 94105; and Alson Capital Partners, LLC, which is 810 7th Avenue, 39th Floor, New York, New York 10019.

(2)	As reported on Schedule 13G filed with the SEC.

(3)	As reported on Schedule 13G filed with the SEC in a joint filing with Barclays Global Fund Advisors.

(4)	As reported on Schedule 13G filed with the SEC in a joint filing with Alson Signature Fund, L.P., Alson Signature Fund I, L.P., Alson Signature Fund Offshore Portfolio, Ltd. and Alson Nucleus Fund, L.P.

(5)	Sheldon B. Lubar is a general partner of Lubar Nominees and director of the manager of Lubar Equity Fund, LLC, and may be deemed to beneficially own the shares held by these entities.

(6)	600 of these shares are held by the M. I. Purgason Trust, of which Mr. Purgason serves as co-trustee.

(7)	1,000 of these shares are held by the James C. Crain Trust.

(8)	169,462 shares are held by Murchison Capital Partners, L.P. Mr. Murchison is the President of the Murchison Management Corp., which serves as the general partner of Murchison Capital Partners, L.P.

Crosstex Energy, L.P.  The following table shows the beneficial ownership of units of Crosstex Energy, L.P. as of February 16, 2008, held by:

•	each person who beneficially owns 5% or more of the units then outstanding;

•	all of the directors of Crosstex Energy GP, LLC;

•	each named executive officer of Crosstex Energy GP, LLC; and

•	all of the directors and executive officers of Crosstex Energy GP, LLC as a group.

Percentages reflected in the table are based upon a total of 41,484,795 common units and 3,875,340 senior subordinated series D units as of February 16, 2008.

				Percentage
		Percentage		of
		of	Subordinated	Subordinated		Percentage
	Common	Common	Series D	Series D		of Total
	Units	Units	Units	Units	Total Units	Units
Name of	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Owned	Owned	Owned	Owned	Owned

Crosstex Energy, Inc.(2)	16,414,830	39.57%	0	*	16,414,830	36.19%
Kayne Anderson Capital Advisors, L.P.(2)	4,814,675	11.61%	0	*	4,814,675	10.61%
Tortoise Capital Advisors, LLC(3)	3,595,188	8.67%	775,068	20.00%	4,370,256	9.63%
Chieftain Capital Management, Inc.(4)	2,851,030	6.87%	0	*	2,851,030	6.29%
Lehman Brothers Holdings Inc.(5)	1,496,790	3.61%	968,835	25.00%	2,465,625	5.44%
The Goldman Sachs Group, Inc.(6)	1,676,601	4.04%	0	*	1,676,601	3.70%
Fiduciary Asset Management, L.L.C.(7)	249,470	*	387,534	10.00%	637,004	1.40%
ING Life Insurance & Annuity Company(8)	0	*	705,312	18.20%	705,312	1.55%
Citigroup Global Markets Inc.	0	*	775,068	20.00%	775,068	1.71%
Barry E. Davis(9)	49,167	*	0	*	49,167	*
William W. Davis(9)	18,708	*	0	*	18,708	*
Robert S. Purgason(9)	12,948	*	0	*	12,948	*
Jack M. Lafield(9)	23,647	*	0	*	23,647	*
Joe A Davis	1,000	*	0	*	1,000	*
Rhys J. Best	15,000	*	0	*	15,000	*
James C. Crain(9)	1,500	*	0	*	1,500	*
Leldon E. Echols	0	*	0	*	0	*
Bryan H. Lawrence(9)	0	*	0	*	0	*
Sheldon B. Lubar(9)(10)	314,922	*	0	*	314,922	*
Cecil E. Martin	0	*	0	*	0	*
Robert F. Murchison(9)(11)	45,822	*	0	*	45,822	*
Kyle D. Vann	9,000	*	0	*	9,000	*
All directors & executive officers as a group (14 persons)	499,141	1.20%	0	*	499,141	1.10%

*	Less than 1%

(1)	The address of each person listed above is 2501 Cedar Springs, Suite 100, Dallas, Texas 75201, except for Mr. Lawrence, which is 410 Park Avenue, New York, New York 10022; Chieftain Capital Management, FAC, which is 12 East 49th St., New York, New York 10017; Kayne Anderson Capital Advisors, L.P., which is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067; Tortoise Capital Advisors LLC, which is 10801 Martin Blvd., Ste 222, Overland Park, Kansas 66210; and Lehman Brothers Holdings, Inc., which is 745 7th Avenue, New York, New York 10019; Goldman Sachs Group, Inc., which is 85 Broad Street, New York, New York 10004; Fiduciary Asset Management, LLC, which is 8112 Maryland Avenue, Suite 400, St. Louis, Missouri 63105; Life Insurance & Annuity Company, which is 5780 Powers Ferry Road NW, Suite 300, Atlanta, Georgia 30327-4349; and Citigroup Global Markets Inc., which is 390 Greenwich Street, 3rd M Floor, New York, New York 10013.

(2)	As reported on Schedule 13G filed with the SEC in a joint filing with Richard A. Kayne.

(3)	As reported on Schedule 13G filed with the SEC in a joint filing with Tortoise Energy Capital Corporation.

(4)	As reported on Schedule 13G filed with the SEC.

(5)	As reported on Schedule 13G filed with the SEC (for common units) and reported jointly with Lehman Brothers MLP opportunity Fund L.P. which holds the Series D units.

(6)	As reported on Schedule 13G filed with the SEC.

(7)	Owns the common units and reported jointly with Fiduciary/Claymore MLP Opportunity Fund which holds the 387,534 Series D units.

(8)	Reported jointly with ING USA Annuity and Life Insurance Company.

(9)	These individuals each hold an ownership interest in Crosstex Energy, Inc. as indicated in the preceding table.

(10)	Sheldon B. Lubar is a general partner of Lubar Nominees, which holds an ownership interest in Crosstex Energy, Inc. (as indicated in the preceding table). Mr. Lubar is also a director of the manager of Lubar Equity Fund, LLC, which holds an ownership interest in Crosstex Energy, Inc. (as indicated in the preceding table) and owns 285,100 Common Units of Crosstex Energy, L.P.

(11)	16,000 units are held by Murchison family trusts. Mr. Murchison and Murchison Capital Partners, L.P. (of which Mr. Murchison is the President of the general partner) hold ownership interests in Crosstex Energy, Inc. as indicated in the preceding table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our named executive officers also serve as executive officers of Crosstex Energy GP, LLC, our wholly owned subsidiary and the general partner of the general partner of Crosstex Energy, L.P., and the compensation of the named executive officers discussed below reflects total compensation for services to all Crosstex entities. We pay all expenses incurred on our behalf, including the costs of employee, officer and director compensation and benefits, as well as all other expenses necessary or appropriate to the conduct of our business. We currently pay a monthly fee to Crosstex Energy, L.P. to cover our portion of administrative and compensation costs, including compensation costs relating to the named executive officers.

Based on the information that we track regarding the amount of time spent by each of our named executive officers on business matters relating to Crosstex Energy, Inc., we estimate that such officers devoted the following percentage of their time to the business of Crosstex Energy, Inc. and to Crosstex Energy, L.P., respectively, for 2007:

	Percentage of Time	Percentage of Time
	Devoted to Business of	Devoted to Business of
Executive Officer	Crosstex Energy, Inc.	Crosstex Energy, L.P.

Barry E. Davis	15%	85%
Jack M. Lafield	0%	100%
William W. Davis	23%	77%
Robert S. Purgason	0%	100%
Joe A. Davis	6%	94%

Our Compensation Committee assists our Board in discharging its responsibilities relating to compensation of executive officers and directors and has overall responsibility for approval, evaluation and oversight of all of our compensation plans, policies and programs. Each member of our Compensation Committee is an independent director in accordance with NASDAQ standards. The responsibilities of our Compensation Committee, as stated in its charter, include the following:

•	reviewing and making recommendations to our Board, on at least an annual basis, with respect to general compensation policies relating to all officers and other key executives;

•	reviewing and making recommendations to our Board, on at least an annual basis, for the annual base salary, award of options, awards under incentive compensation and equity-based plans, employment agreements, severance agreements and change in control agreements and any special or supplemental benefits for senior executives;

•	reviewing and making recommendations to our Board with respect to goals and objectives relevant to the compensation of senior executives, evaluating the senior executives’ performance in light of these goals and objectives and recommending compensation levels based on this evaluation; and

•	reviewing and reassessing the adequacy of the Compensation Committee’s charter, on at least an annual basis, and recommending any proposed changes to our Board.

Compensation Philosophy and Policies.  The primary objectives of our compensation program, including compensation of the named executive officers, are to attract and retain highly qualified officers, employees and directors and to reward individual contributions to our success. We consider the following policies in determining the compensation of the named executive officers:

•	total compensation is related to performance of the individual executive and the performance of the executive’s division/executive team (measured against both financial and non-financial goals);

•	incentive compensation represents a significant portion of the executive’s total compensation;

•	compensation levels are designed to be competitive to ensure that we will be able to attract, motivate and retain highly qualified executive officers;

•	incentive compensation balances long and short-term performance achievement; and

•	compensation is related to improving unitholder value.

Compensation Methodology.  The elements of our compensation program for named executive officers are intended to provide a total incentive package designed to drive performance and reward contributions in support of business strategies at the entity and individual levels. All compensation determinations are discretionary.

Compensation Consultant.  In 2007, we retained Mercer Human Resource Consulting (“Mercer”) as our independent compensation consultant to conduct a compensation study and advise our Compensation Committee on certain matters relating to compensation programs applicable to our named executive officers and other employees. Mercer provided a presentation to our Compensation Committee regarding the compensation programs of the Crosstex entities in February 2007.

With respect to compensation objectives and decisions regarding the named executive officers, our Compensation Committee reviewed market data with respect to peer companies provided by Mercer in determining relevant compensation levels and compensation program elements for our named executive officers, including establishing base salaries, for fiscal 2007. Mercer has provided guidance on current industry best practices to our Compensation Committee. The market data that we reviewed included the base salaries paid to executive officers in similar positions at our peer companies, as well as a comparison of the mix of total compensation (including base salary, bonus structure, bonus methodology and short and long-term compensation elements) paid to executive officers in similar positions at such companies. For 2007, our peer companies consisted of the following: Energy Transfer Partners, L.P., Enbridge Energy Partners, L.P., ONEOK Partners, L.P., Southern Union, Magellan Midstream Holdings, L.P., Valero, L.P., Copano Energy, LLC, Regency Energy Partners, L.P., MarkWest Energy Partners, L.P., Boardwalk Pipeline Partners, L.P., Atmos Energy Corporation, El Paso Corporation, Questar Corporation, Equitable Resources, Inc., Pioneer Natural Resources Company, Plains Exploration & Production Company, Cabot Oil & Gas Corporation, St. Mary Land & Exploration Company and Range Resources Corporation. We believe that this group of companies is representative of the industry in which we operate and the individual companies were chosen because of such companies’ relative position in our industry, their relative size/market capitalization, the relative complexity of the business, similar organizational structure and the named executive officers’ roles and responsibilities.

In addition, our Compensation Committee has reviewed various relevant compensation surveys with respect to determining compensation for the named executive officers. In determining the long-term incentive component of compensation of our senior executives (including our named executive officers), our Compensation Committee considers the performance and relative equity holder return, the value of similar incentive awards to senior executives at comparable companies, awards made to the company’s senior executives in past years and such other factors as our Compensation Committee deems relevant.

Elements of Compensation.  The primary elements of our compensation program are a combination of annual cash and long-term equity-based compensation. For fiscal year 2007, the principal elements of compensation for the named executive officers were the following:

•	base salary;

•	annual cash bonus awards;

•	long-term incentive plan awards; and

•	retirement and health benefits.

Base Salary.  Our Compensation Committee establishes base salaries for the named executive officers based on the historical salaries for services rendered to us and our affiliates, market data and responsibilities of the named executive officers. Salaries are generally determined by considering the employee’s performance and prevailing levels of compensation in areas in which a particular employee works. As discussed above, except with respect to the monthly payment that we make to Crosstex Energy, L.P., all of the base salaries of the named executive officers were allocated to Crosstex Energy, L.P. as general and administration expenses. The base salaries paid to our named executive officers during fiscal year 2007 are shown in the Summary Compensation Table on page 23.

Each of the named executive officers, including Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis, have entered into employment agreements with Crosstex Energy GP, LLC. All of these employment agreements are substantially similar, with certain exceptions as set forth below. Each of the employment agreements has a term of one year that will automatically be extended such that the remaining term of the agreements will not be less than one year. The employment agreements provide for a base annual salary of $400,000, $290,000, $290,000, $290,000 and $265,000 for Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis, respectively, as of January 1, 2008.

The employment agreements also provide for a noncompetition period that will continue until the later of one year after the termination of the employee’s employment or the date on which the employee is no longer entitled to receive payments under the employment agreement. During the noncompetition period, the employees are generally prohibited from engaging in any business that competes with us or our affiliates in areas in which we conduct business as of the date of termination and from soliciting or inducing any of our employees to terminate their employment with us or accept employment with anyone else or interfere in a similar manner with our business.

Annual Cash Bonus Plan Awards.  Our Compensation Committee awarded cash bonus awards to each of the named executive officers in 2007. Crosstex uses financial and operational goals, as well as individual performance goals, to determine the amount of cash bonus awards that we pay to our named executive officers. Bonuses are generally based on return on invested capital (“ROI”), bottom-line profitability, customer satisfaction, overall company growth, corporate governance, adherence to policies and procedures and other factors that vary depending on an employee’s responsibilities. Approximately two-thirds of the bonuses payable to our named executive officers for fiscal 2007 were based upon a formula that is tied to ROI achieved by us during the year. If a predetermined ROI is accomplished, then the bonus is paid and is increased or decreased based on the ROI percentage that is achieved, with minimum payouts of 10%, target payouts ranging from 40% to 90%, and maximum payouts ranging from 80% to 180% of an executive officer’s base salary. Target ROI is based upon a standard of reasonable market expectations and company performance, and varies from year to year within a range of 10% to 20% (with any variation within this range not being material to an understanding of the arrangement). Several factors are reviewed in determining target ROI, including market expectations, internal forecasts and available investment opportunities. We exceeded the target ROI for 2007 resulting in our named executive officers receiving a 130% of target payout for this portion of their bonuses.

The remaining one-third of the bonuses payable to our named executive officers for fiscal 2007 were determined, in the discretion of our Compensation Committee, based upon the Compensation Committee’s assessment of performance objectives. These performance objectives include the quality of leadership within the named executive officer’s assigned area of responsibility, the achievement of technical and professional proficiencies by the named executive officer, the execution of identified priority objectives by the named executive officer and the named executive officer’s contribution to, and enhancement of, the desired company culture. These performance objectives are reviewed and evaluated by our Compensation Committee as a whole. All of our named executive officers met or exceeded their personal performance objectives for 2007.

Long-Term Incentive Plans.  We compensate our employees and directors with grants under long-term incentive plans adopted by each of Crosstex Energy, Inc. and Crosstex Energy GP, LLC. A discussion of each plan follows:

Crosstex Energy, Inc. Long-Term Incentive Plan.  The objectives of our long-term incentive plan are to attract able persons to enter the employ of the company, to encourage employees to remain in the employ of the company, to provide motivation to employees to put forth maximum efforts toward the continued growth, profitability and success of the company by providing incentives to such persons through the ownership and/or performance of our Common Stock and to attract able persons to become directors of the company and to provide such individuals with incentive and reward opportunities. Awards to participants under the long-term incentive plan may be made in the form of stock options or restricted stock awards.

Our long-term incentive plan provides for the award of stock options and restricted stock (collectively, “Awards”) for up to 4,590,000 shares of our Common Stock. As of January 1, 2008, approximately 924,533 shares remained available under the long-term incentive plan for future issuance to participants. A participant may not receive in any calendar year options relating to more than 100,000 shares of Common Stock. The maximum number of shares set forth above are subject to appropriate adjustment in the event of a recapitalization of our capital structure or our reorganization. Shares of Common Stock underlying Awards that are forfeited, terminated or expire unexercised become immediately available for additional Awards under the long-term incentive plan.

Our Compensation Committee administers the long-term incentive plan. The administrator has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the administrator has the authority to grant waivers of long-term incentive plan terms, conditions, restrictions and limitations, and to amend, suspend or terminate the plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the plan without the consent of the holder. Awards may be granted to our employees, consultants and outside directors.

Our Compensation Committee will determine the type or types of Awards made under the plan and will designate the individuals who are to be the recipients of Awards. Each Award may be embodied in an agreement containing such terms, conditions and limitations as determined by our Compensation Committee. Awards may be granted singly or in combination. Awards to participants may also be made in combination with, in replacement of, or as alternatives to, grants or rights under the plan or any other employee benefit plan of the company. All or part of an Award may be subject to conditions established by our Compensation Committee, including continuous service with the company.

•	Stock Options. Stock options are rights to purchase a specified number of shares of Common Stock at a specified price. An option granted pursuant to the plan may consist of either an incentive stock option that complies with the requirements of section 422 of the Code, or a nonqualified stock option that does not comply with such requirements. Only employees may receive incentive stock options and such options must have an exercise price per share that is not less than 100% of the fair market value of the Common Stock underlying the option on the date of grant. Nonqualified stock options also must have an exercise price per share that is not less than the fair market value of the Common Stock underlying the option on the date of grant. The exercise price of an option must be paid in full at the time an option is exercised.

•	Restricted Stock Awards. Stock awards consist of restricted shares of our Common Stock. Our Compensation Committee will determine the terms, conditions and limitations applicable to any restricted stock awards. Rights to dividends or dividend equivalents may be extended to and made part of any stock award at the discretion of our Compensation Committee. Restricted stock awards will have a vesting period established in the sole discretion of our Compensation Committee, provided that our Compensation Committee may provide for earlier vesting by reason of death, disability, retirement or otherwise.

•	Performance Shares. A performance share represents a contractual commitment to grant restricted shares in the future if certain conditions are satisfied. It is contemplated that performance share agreements will only be entered into with members of our senior management. Under the terms of the performance share agreements, to be eligible to receive the restricted shares, the executive officer must continuously be employed from the date of the agreement through January 1 of the third calendar year following such date, and no shares will be credited to an award recipient under our long term incentive plan until such future date. Each agreement provides for a target number of shares that are to be granted in the future. The target number of shares will be increased (up to a maximum of 200% of the target number of shares) or decreased (to a minimum of 30% of the target number of shares) based on Crosstex Energy, L.P.’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per common unit) compared to the target growth rate established in the applicable performance shares agreement which will vary from year to year. In 2007, the target growth rate was 10.5%. Generally, the restricted shares that are granted pursuant to a performance share agreement will vest and become unrestricted as of March 1 of the year of grant if the executive officer remains an employee through such date.

Our Board may amend, modify, suspend or terminate the long-term incentive plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would impair the rights of any participant to any Award may be made without the consent of such participant, and no amendment requiring stockholder approval under any applicable legal requirements will be effective until such approval has been obtained. No incentive stock options may be granted after the tenth anniversary of the effective date of the plan.

In the event of any corporate transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of our stock or property, our Board of directors shall substitute or adjust, as applicable: (i) the number of shares of Common Stock reserved under this plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in the plan, (ii) the number of shares of Common Stock covered by outstanding Awards, (iii) the grant price or other price in respect of such Awards and (iv) the appropriate fair market value and other price determinations for such Awards, in order to reflect such transactions, provided that such adjustments shall only be such that are necessary to maintain the proportionate interest of the holders of Awards and preserve, without increasing, the value of such Awards.

On an aggregate basis, in the past the Crosstex entities generally have granted equity compensation in a amount of up to 300% of the chief executive officer’s base salary and up to 200% of each other named executive officer’s base salary. The total value of the equity compensation granted to our executive officers generally has been awarded 50% in restricted stock of Crosstex Energy, Inc. and 50% in restricted units of Crosstex Energy, L.P. In addition, our executive officers may receive additional grants of equity compensation in certain circumstances, such as promotions. For fiscal year 2007, Crosstex Energy, Inc. granted 18,750, 8,976, 8,976, 8,976 and 6,151 performance shares to Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis, respectively. All performance and restricted shares that we grant are charged against earnings according to SFAS No. 123R.

Crosstex Energy GP, LLC Long-Term Incentive Plan.  Crosstex Energy GP, LLC has adopted a long-term incentive plan for employees and directors of Crosstex Energy GP, LLC and its affiliates who perform services for Crosstex Energy, L.P. The long-term incentive plan is administered by Crosstex Energy GP, LLC’s Compensation Committee and permits the grant of awards covering an aggregate of 4,800,000 common units, which may be awarded in the form of restricted units or unit options. Of the 4,800,000 common units that may be awarded under the long-term incentive plan, 2,567,340 common units remain eligible for future grants by Crosstex Energy GP,

LLC as of January 1, 2008. The long-term compensation structure is intended to align the employee’s performance with long-term performance for Crosstex Energy, L.P.’s unitholders.

Crosstex Energy GP, LLC’s board of directors in its discretion may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Crosstex Energy GP, LLC’s board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the approval requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

•	Unit Options. Crosstex Energy GP, LLC’s long-term incentive plan currently permits the grant of options covering common units. Under current policy all unit option grants will have an exercise price equal to or more than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by Crosstex Energy GP, LLC’s Compensation Committee. In addition, the unit options will become exercisable upon a change in control of Crosstex Energy, L.P. or its general partner, as discussed below under “— Potential Payments Upon a Change of Control or Termination.” Upon exercise of a unit option, Crosstex Energy GP, LLC will acquire common units in the open market or directly from us or any other person or use common units already owned, or any combination of the foregoing. Crosstex Energy GP, LLC will be entitled to reimbursement by Crosstex Energy, L.P. for the difference between the cost incurred by it in acquiring these common units and the proceeds received by it from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by Crosstex Energy, L.P. If Crosstex Energy, L.P. issues new common units upon exercise of the unit options, the total number of common units outstanding will increase, and Crosstex Energy GP, LLC will pay Crosstex Energy, L.P. the proceeds it received from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of Crosstex Energy, L.P.’s common unitholders.

•	Restricted Units. A restricted unit is a “phantom” unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit. In the future, Crosstex Energy GP, LLC’s Compensation Committee may make grants under the plan to employees and directors containing such terms as it shall determine under the plan. Crosstex Energy GP, LLC’s Compensation Committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of Crosstex Energy, L.P. or of its general partner, as discussed below under “— Potential Payments Upon a Change of Control or Termination.” Common units to be delivered upon the vesting of restricted units may be common units acquired by Crosstex Energy GP, LLC in the open market, common units already owned by Crosstex Energy GP, LLC, common units acquired by Crosstex Energy GP, LLC directly from us or any other person or any combination of the foregoing. Crosstex Energy GP, LLC will be entitled to reimbursement by Crosstex Energy, L.P. for the cost incurred in acquiring common units. If Crosstex Energy, L.P. issues new common units upon vesting of the restricted units, the total number of common units outstanding will increase. Crosstex Energy GP, LLC’s Compensation Committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units which entitles the grantee to distributions attributable to the restricted units prior to vesting of such units. Crosstex Energy, L.P. intends the issuance of the common units upon vesting of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, under current policy, plan participants will not pay any consideration for the common units they receive, and Crosstex Energy, L.P. will receive no remuneration for the units.

•	Performance Units. A performance unit represents a contractual commitment to grant restricted units in the future if certain conditions are satisfied. It is contemplated that performance unit agreements will only be entered into with members of Crosstex Energy, L.P.’s senior management. Under the terms of the performance unit agreements, to be eligible to receive the restricted units, the executive officer must continuously be employed from the date of the agreement through January 1 of the third calendar year following such date, and no units will be credited to an award recipient under our long term incentive plan until such future date. Each agreement provides for a target number of units that are to be granted in the future. The target number of units will be increased (up to a maximum of 200% of the target number of units) or decreased (to a minimum of 30% of the target number of units) based on Crosstex Energy, L.P.’s average growth rate (defined as the percentage increase or decrease in distributable cash flow per unit) compared to the target growth rate established in the applicable performance unit agreement which will vary from year to year. In 2007, the target growth rate was 10.5%. Generally, the restricted units that are granted pursuant to a performance unit agreement will vest and become unrestricted as of March 1 of the year of grant if the executive officer remains an employee through such date.

As discussed above, on an aggregate basis, in the past the Crosstex entities generally have granted equity compensation in an amount of up to 300% of the chief executive officer’s base salary and up to 200% of each other named executive officer’s base salary. The total value of the equity compensation granted to our named executive officers generally has been allocated 50% in restricted stock of Crosstex Energy, Inc. and 50% in restricted units of Crosstex Energy, L.P. For fiscal year 2007, Crosstex Energy GP, LLC granted 16,081, 7,773, 7,773, 7,773 and 5,327 performance units to Barry E. Davis, Jack M. Lafield, William W. Davis, Robert S. Purgason and Joe A. Davis, respectively. All performance and restricted units that we grant are charged against earnings according to SFAS No. 123R.

Retirement and Health Benefits.  We offer a variety of health and welfare and retirement programs to all eligible employees. The named executive officers are generally eligible for the same programs on the same basis as our other employees. We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. In 2007, we matched 60% of every dollar contributed for contributions of up to 5% of salary (not to exceed the maximum amount permitted by law) made by eligible participants. The retirement benefits provided to the named executive officers were allocated to us as general and administration expenses. Our executive officers are also eligible to participate in any additional retirement and health benefits available to our other employees.

Perquisites and Other Compensation.  We generally do not pay for perquisites for any of the named executive officers, other than payment of dues, sales tax and related expenses for membership in a private lunch club (totaling less than $2,500 per year per person).

Compensation Mix.  Our Compensation Committee determines the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of the named executive officers. We believe that the mix of base salary, cash bonus awards, awards under the long-term incentive plans, retirement and health benefits and perquisites and other compensation fit our overall compensation objectives. We believe this mix of compensation provides competitive compensation opportunities to align and drive employee performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies that we require.

Potential Payments Upon a Change of Control or Termination.

Employment Agreements.  Under the employment agreements with our executive officers, we may be required to pay certain amounts upon a change of control of us or our affiliates or upon the termination of the executive officer in certain circumstances. Except in the event of our becoming bankrupt or ceasing operations, termination for cause or termination by the employee other than for good reason, or if a change in control occurs during the term of an employee’s employment and either party to the agreement terminates the employee’s employment as a result thereof, the employment agreements entered into between Crosstex Energy GP, LLC and each of the named executive officers provide for continued salary payments, bonus and benefits following termination of employment for the remainder of the employment term under the agreement. The terms contained in the employment agreements were established at the time Crosstex Energy GP, LLC entered into such agreements with our named executive officers. These terms were determined based on past practice and our understanding of similar agreements utilized by public companies generally at the time we entered into such agreements. The determination of the reasonable consequences of a change of control is periodically reviewed by the Compensation Committee. For purposes of the employment agreements:

•	“Cause” means that:

•	the employee has failed to perform the duties assigned to him and such failure has continued for 30 days following Crosstex Energy GP, LLC’s delivery of written notice to the employee of such failure;

•	the employee has been convicted of a felony or misdemeanor involving moral turpitude;

•	the employee has engaged in acts or omissions against Crosstex Energy GP, LLC constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or misfeasance;

•	the employee has acted intentionally or in bad faith in a manner that results in a material detriment to Crosstex Energy GP, LLC’s assets, business or prospects; or

•	the employee has breached any obligation under the employment agreement.

•	“Good reason” includes any of the following:

•	the assignment to employee of any duties materially inconsistent with the employee’s position (including a materially adverse change in the employee’s office, title and reporting requirements), authority, duty or responsibilities;

•	requiring the employee to be based at any office other than the offices in the greater Dallas, Texas area;

•	any termination by Crosstex Energy GP, LLC of the employee’s employment other than as expressly permitted by the employment agreement; or

•	a breach or violation by Crosstex Energy GP, LLC of any material provision of the employment agreement, which breach or violation remains unremedied for more than 30 days after written notice thereof is given to Crosstex Energy GP, LLC by the employee.

No act or failure to act on Crosstex Energy GP, LLC’s part shall be considered “good reason” unless the employee has given Crosstex Energy GP, LLC written notice of such act or failure to act within 30 days thereof and Crosstex Energy GP, LLC fails to remedy such act or failure to act within 30 days of its receipt of such notice.

•	A “change in control” shall be deemed to have occurred if:

•	We and/or our affiliates, collectively, no longer directly or indirectly hold a controlling interest in Crosstex Energy GP, L.P. or Crosstex Energy GP, LLC and the named executive officer does not remain employed by Crosstex Energy GP, LLC upon the occurrence of such event (whether the employee’s employment is terminated voluntarily or by Crosstex Energy GP, LLC);

•	the consummation of any transaction as a result of which any person (other than Yorktown Partners LLC, a Delaware limited liability company, or its affiliates including any funds under its management) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least 50% of the total voting power represented by the our outstanding voting securities at a time when we still beneficially own 50% or more of the voting power of the outstanding equity interests of Crosstex Energy GP, L.P. or Crosstex Energy GP, LLC; or

•	Crosstex Energy GP, LLC has caused the sale of at least 50% of Crosstex Energy, L.P.’s assets.

If a termination of a named executive officer by us other than for cause, a termination by a named executive officer for good reason or upon a change in control were to have occurred as of December 31, 2007, our named executive officers would have been entitled to the following:

•	Barry E. Davis would have received $400,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $400,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	Robert S. Purgason would have received $290,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $226,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	Jack M. Lafield would have received $290,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $226,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement;

•	William W. Davis would have received $290,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $266,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement; and

•	Joe A. Davis would have received $265,000 representing base salary for the remainder of the term of the employment agreement (i.e., one year’s salary paid at regularly scheduled times), $226,000 representing bonuses earned under any incentive plans in which he is a participant earned up to the date of termination or change in control and continued participation in Crosstex Energy GP, LLC’s health plans for the remainder of the term of the employment agreement.

Long-Term Incentive Plans.  With respect to the Long-Term Incentive Plans, the amounts to be received by our named executive officers in these circumstances will be automatically determined based on the number of unvested stock or unit awards or restricted stock or units held by a named executive officer at the time of a change in control. The terms of the Long-Term Incentive Plans were determined based on past practice and our understanding of similar plans utilized by public companies generally at the time we adopted such plans. The determination of the reasonable consequences of a change of control is periodically reviewed by our Compensation Committee.

Crosstex Energy, Inc. Long-Term Incentive Plan.  Under current policy, if a grantee’s employment is terminated for any reason other than death or disability, depending on the particular terms of the agreement in question, a grantee’s options and restricted shares that have been granted may automatically be forfeited unless, and to the extent, the Compensation Committee provides otherwise. With respect to performance shares, however, in the case of a termination without cause or for good reason, the pro-rata portion of the number of shares that have accrued to the date of termination will vest and become payable to the participant. A grantee’s options, restricted shares and performance shares will generally vest in the event of death or disability. Immediately prior to a “change of control” of us, all option awards, restricted stock awards and performance shares will automatically vest and become payable or exercisable, as the case may be, in full and all vesting periods will terminate. For purposes of our long-term incentive plan, a “change of control” means:

•	the consummation of a merger or consolidation of us with or into another entity or any other transaction, if persons who were not shareholders of us immediately prior to such merger, consolidation or other transaction beneficially own immediately after such merger, consolidation or other transaction 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent entity of such continuing or surviving entity;

•	the sale, transfer or other disposition of all or substantially all of our assets;

•	a change in the composition of our Board as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of us on the date 12 months prior to the date of the event that may constitute a change of control (the “original directors”) or (ii) were elected, or nominated for election, to our Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

•	any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing at least 50% of the total voting power represented by our then outstanding voting securities.

If a change in control were to have occurred as of December 31, 2007, options and restricted stock held by the named executive officers would have automatically vested and become payable or exercisable, and any vesting periods of restricted stock would have terminated, as follows:

•	Barry E. Davis held 75,654 shares of restricted stock and 18,750 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Robert S. Purgason held 48,630 shares of restricted stock, 8,976 performance shares and options to purchase 30,000 shares of Common Stock that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Jack M. Lafield held 107,844 shares of restricted stock and 8,976 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	William W. Davis 107,844 shares of restricted stock and 8,976 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control; and

•	Joe A. Davis held 53,565 shares of restricted stock and 6,151 performance shares that would have become fully vested, payable and/or exercisable as a result of such change in control.

Crosstex Energy GP, LLC Long-Term Incentive Plan.  Under current policy, if a grantee’s employment is terminated for any reason other than death or disability, depending on the particular terms of the agreement in question, a grantee’s unit options and restricted units granted under the long-term incentive plan may automatically be forfeited unless, and to the extent, Crosstex Energy GP, LLC’s Compensation Committee provides otherwise. With respect to performance units, however, in the case of a termination without cause or for good reason, the pro-rata portion of the number of units that have accrued to the date of termination will vest and become payable to the participant. A grantee’s options, restricted units and performance units will generally vest in the event of death or disability. Upon a change in control of Crosstex Energy, L.P. or its general partner, all unit options, restricted units and performance units shall automatically vest and become payable or exercisable, as the case may be, in full and any restricted periods or performance criteria shall terminate or be deemed to have been achieved at the maximum level. For purposes of the long-term incentive plan, a “change in control” means, and shall be deemed to have occurred if:

•	the consummation of a merger or consolidation of Crosstex Energy GP, LLC with or into another entity or any other transaction if persons who were not holders of equity interests of Crosstex Energy GP, LLC immediately prior to such merger, consolidation or other transaction, 50% or more of the voting power of the outstanding equity interests of the continuing or surviving entity;

•	the sale, transfer or other disposition of all or substantially all of Crosstex Energy GP, LLC’s or Crosstex Energy, L.P.’s assets;

•	a change in the composition of the board of directors of Crosstex Energy GP, LLC as a result of which fewer than 50% of the incumbent directors are directors who either had been directors of Crosstex Energy GP, LLC on the date 12 months prior to the date of the event that may constitute a change in control (the “original directors”) or were elected, or nominated for election, to the board of directors of Crosstex Energy GP, LLC with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

•	the consummation of any transaction as a result of which any person (other than Yorktown Partners LLC, a Delaware limited liability company, or its affiliates including any funds under its management) becomes the “beneficial owner” ( as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing at least 50% of the total voting power represented by our then outstanding voting securities at a time when we still beneficially owns more than 50% of securities of Crosstex Energy GP, LLC representing at least 50% of the total voting power represented by Crosstex Energy GP, LLC’s then outstanding voting securities.

If a change in control were to have occurred as of December 31, 2007, unit options, restricted units and performance units held by the named executive officers would have automatically vested and become payable or exercisable, as follows:

•	Barry E. Davis held 40,524 restricted units and 16,081 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Robert S. Purgason held 23,172 restricted units, 7,773 performance units and options to purchase 10,000 common units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	Jack M. Lafield held 42,859 restricted units and 7,773 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control;

•	William W. Davis held 42,859 restricted units and 7,773 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control; and

•	Joe A. Davis held 29,699 restricted units and 5,327 performance units that would have become fully vested, payable and/or exercisable as a result of such change in control.

Role of Executive Officers in Executive Compensation.  Our Compensation Committee determines the compensation payable to each of the named executive officers. None of the named executive officers serves as a member of our Compensation Committee. However, our chief executive officer, Barry E. Davis, provides periodic recommendations to our Compensation Committee regarding the compensation of the other named executive officers.

Tax and Accounting Considerations.  The equity compensation grant policies of the Crosstex entities have been impacted by the implementation of SFAS No. 123R, which we adopted effective January 1, 2006. Under this accounting pronouncement, we are required to value unvested unit options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result, the Crosstex entities currently intend to discontinue grants of unit option and stock option awards and instead grant restricted unit and restricted stock awards to the named executive officers and other employees. The Crosstex entities have structured the compensation program to comply with Internal Revenue Code Section 409A. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. None of the named executive officers or other employees had non-performance based compensation paid in excess of the $1.0 million tax deduction limit contained in Internal Revenue Code Section 162(m).

Summary Compensation Table

The following table sets forth certain compensation information for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers in 2007.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)(6)	($)	($)	($)	($)		($)

Barry E. Davis	2007	$400,000	$400,000	$1,111,409	—	—	—	$213,210	(1)	$2,124,619
President and Chief Executive Officer	2006	390,000	$95,000	$1,126,875	—	—	—	$167,630	(1)	$1,779,505
Robert S. Purgason	2007	290,000	226,000	534,691	—	—	—	175,038	(2)	1,225,729
Executive Vice President and Chief Operating Officer	2006	222,385	47,500	1,392,025	—	—	—	113,267	(2)	1,775,177
Jack M. Lafield	2007	290,000	226,000	534,691	—	—	—	222,622	(3)	1,273,313
Executive Vice President	2006	275,000	60,000	685,926	—	—	—	198,061	(3)	1,218,987
William W. Davis	2007	290,000	266,000	534,691	—	—	—	227,411	(4)	1,318,102
Executive Vice President and Chief Financial Officer	2006	275,000	60,000	685,926	—	—	—	198,061	(4)	1,218,987
Joe A. Davis	2007	265,000	226,000	366,422	—	—	—	137,440	(5)	994,862
Executive Vice President and General Counsel	2006	250,000	47,500	549,967	—	—	—	86,349	(5)	933,816

(1)	Amount of all other compensation for Mr. Barry Davis includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $123,134 in 2007 and $95,251 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $83,308 in 2007 and $62,755 in 2006.

(2)	Amount of all other compensation for Mr. Purgason includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $66,202 in 2007 and $18,520 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $64,097 in 2007 and $37,260 in 2006.

(3)	Amount of all other compensation for Mr. Lafield includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $113,048 in 2007 and $97,211 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $106,806 in 2007 and $93,438 in 2006.

(4)	Amount of all other compensation for Mr. William Davis includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $113,048 in 2007 and $97,211 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $106,806 in 2007 and $93,438 in 2006.

(5)	Amount of all other compensation for Mr. Joe Davis includes distributions on restricted units and performance units of Crosstex Energy, L.P. in the amount of $76,876 in 2007 and $47,925 in 2006, and dividends on restricted stock and performance shares of Crosstex Energy, Inc. in the amount of $52,988 in 2007 and $36,300 in 2006.

(6)	The amounts shown represent the amount recognized for financial statement reporting purposes computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”.

Grants of Plan-Based Awards Table

The following tables provide information concerning each grant of an award made to a named executive officer for fiscal year 2007, including, but not limited to, awards made under the Crosstex Energy, Inc. Long-Term Incentive Plan and the Crosstex Energy GP, LLC Long-Term Incentive Plan.

CROSSTEX ENERGY, INC. — GRANTS OF PLAN-BASED AWARDS

									All
									Other
								All Other	Share
								Share	Awards:
		Estimated Future Payouts						Awards:	Number of
		Under Non-Equity Incentive			Estimated Future Payouts			Number of	Securities
		Plan Awards			Under Equity Incentive Plan Awards(1)			Restricted	Underlying
		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Options
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)

Barry E. Davis	(2)	—	—	—	209,475	698,250	1,396,500	—	—
Robert S. Purgason	07/02/07	—	—	—	100,280	334,266	668,532	—	—
Jack M. Lafield	07/02/07	—	—	—	100,280	334,266	668,532	—	—
William W. Davis	07/02/07	—	—	—	100,280	334,266	668,532	—	—
Joe A. Davis	07/02/07	—	—	—	68,719	229,063	458,126	—	—

(1)	The closing price for the common stock was $37.24 as of December 31, 2007.

(2)	Mr. Barry Davis received grants on July 2, 2007 and February 13, 2008 with respect to fiscal year 2007. The February 13, 2008 grant dealt with the omission due to administrative error of 180 performance shares that should have been included in the original grant.

CROSSTEX ENERGY GP, LLC — GRANTS OF PLAN-BASED AWARDS

									All
									Other
								All Other	Unit
								Unit	Awards:
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Securities
		Plan Awards			Awards(1)			Restricted	Underlying
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)

Barry E. Davis	07/02/07	—	—	—	149,650	498,833	997,665	—	—
Robert S. Purgason	07/02/07	—	—	—	72,336	241,118	482,237	—	—
Jack M. Lafield	07/02/07	—	—	—	72,336	241,118	482,237	—	—
William W. Davis	07/02/07	—	—	—	72,336	241,118	482,237	—	—
Joe A. Davis	07/02/07	—	—	—	49,573	165,244	330,487	—	—

(1)	The closing price for the common units was $31.02 as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables provide information concerning all outstanding equity awards made to a named executive officer as of December 31, 2007, including, but not limited to, awards made under the Crosstex Energy, Inc. Long-Term Incentive Plan and the Crosstex Energy GP, LLC Long-Term Incentive Plan.

CROSSTEX ENERGY, INC. — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
			Plan					Plan	Plan Awards:
			Awards:			Number	Market	Awards:	Market or
	Number of	Number of	Number of			of Shares	Value of	Number of	Payout Value
	Securities	Securities	Securities			or Units	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			of Stock	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	or Other	or Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	Vested (#)(2)	Vested ($)

Barry E. Davis	—	—	—	—	—	75,654	$2,817,355	18,750	698,250
Robert S. Purgason	30,000	—	—	$13.33	12/07/14	48,630	1,810,981	8,976	334,266
Jack M. Lafield	—	—	—	—	—	107,844	4,016,111	8,976	334,266
William W. Davis	—	—	—	—	—	107,844	4,016,111	8,976	334,266
Joe A. Davis	—	—	—	—	—	53,565	1,994,761	6,151	229,063

(1)	The closing price for the Common Stock was $37.24 as of December 31, 2007.

(2)	Performance shares reported at target number of shares. See discussion on page 16.

CROSSTEX ENERGY GP, LLC — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
			Plan					Plan	Plan Awards:
			Awards:					Awards:	Market or
	Number of	Number of	Number of					Number of	Payout Value
	Securities	Securities	Securities			Number	Market	Unearned	of Unearned
	Underlying	Underlying	Underlying			of Units	Value of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		That	Units That	or Other	or Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	Vested (#)(2)	Vested ($)

Barry E. Davis	—	—	—	—	—	40,524	$1,257,054	16,081	498,833
Robert S. Purgason	10,000	—	—	$30.00	11/05/14	23,172	718,795	7,773	241,118
Jack M. Lafield	—	—	—	—	—	42,859	1,329,486	7,773	241,118
William W. Davis	—	—	—	—	—	42,859	1,329,486	7,773	241,118
Joe A. Davis	—	—	—	—	—	29,699	921,263	5,327	165,244

(1)	The closing price for the common units was $31.02 as of December 31, 2007.

(2)	Performance units reported at target number of units. See discussion on page 17.

Option Exercises and Units and Shares Vested Table

The following table provides information related to the exercise of options and vesting of restricted units and restricted shares during the fiscal year ended 2007.

OPTION EXERCISES AND UNITS AND SHARES VESTED

			Crosstex Energy, L.P.		Crosstex Energy, Inc.
	Option Awards		Unit Awards		Share Awards
	Number of		Number of		Number of
	Units		Units		Shares
	Acquired on	Value Realized	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting	Vesting	on Vesting
Name	(#)	($)	(#)	($)	(#)	($)

Barry E. Davis	—	—	5,500	$198,000	7,500	$250,950
Robert S. Purgason	—	—	—	—	15,000	568,350
Jack M. Lafield	—	—	3,500	126,000	11,250	376,425
William W. Davis	—	—	3,500	126,000	11,250	376,425
Joe A. Davis	—	—	—	—	—	—

Compensation of Directors

DIRECTOR COMPENSATION

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)	($)

James C. Crain	33,875	(1)	—	—	—	(1)	33,875
Leldon E. Echols	—	—	—	—	—	—	—
Bryan H. Lawrence	—	—	—	—	—	—	—
Sheldon B. Lubar	16,874	(1)	—	—	—	(1)	16,874
Cecil E. Martin	28,250	(1)	—	—	—	(1)	28,250
Robert F. Murchison	20,167	(1)	—	—	—	(1)	20,167

(1)	Each of these directors received an award consisting of 2,010 restricted units of Crosstex Energy, L.P. with a value of $70,973 that was granted on May 24, 2007 with a fair market value of $35.31 per unit and that will vest on May 9, 2008. In addition, each of these directors received distributions on restricted units of Crosstex Energy, L.P. in the amount of $6,892 during fiscal 2007. These awards and distributions have been reflected in the director compensation reported on the Form 10-K filed by Crosstex Energy, L.P. on February 29, 2008.

Each non-employee director (except Mr. Lawrence) is paid an annual retainer fee of $50,000. Directors do not receive an attendance fee for each regularly scheduled quarterly Board meeting, but are paid $1,500 for each additional meeting that they attend. Also, an attendance fee of $1,500 is paid to each director for each committee meeting he attends. Each committee chairman receives $2,500 annually, except the Audit Committee chairman who receives $7,500 annually. Directors are also reimbursed for related out-of-pocket expenses. Barry E. Davis, as an executive officer of Crosstex Energy, Inc., is otherwise compensated for his services and therefore receives no separate compensation for his service as a director. For directors that serve on both the boards of Crosstex Energy GP, LLC and Crosstex Energy, Inc., the above listed fees are generally allocated 75% to Crosstex Energy GP, LLC and 25% to us. The Governance Committee annually reviews and makes recommendations to our Board regarding the compensation of directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board is currently comprised of Messrs. Murchison (chair) and Martin. Until May 2007, the Compensation Committee consisted of Messrs. Lubar (chair) and Murchison, at which time Mr. Murchison was appointed as the chairman of the Compensation Committee and Mr. Martin was appointed as a member of the Compensation Committee. No member of the Compensation Committee is a former officer of Crosstex Energy., Inc. or was an officer or employee of Crosstex Energy, Inc. during the last fiscal year. None of our executive officers served on the board of directors or the compensation committee of any other entity for which any officers of such other entity served either on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of Crosstex Energy, Inc. held six meetings during fiscal year 2007. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert F. Murchison (Chairman)
Cecil E. Martin Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers and any 10% beneficial owners of us to send reports of their beneficial ownership of Common Stock and changes in beneficial ownership to the SEC. Based on our records, except as set forth below, we believe that during fiscal 2007 all of such reporting persons complied with all Section 16(a) filing requirements applicable to them. Due to administrative errors, Form 4s were filed late on behalf of William Davis on October 18, 2007, Susan McAden reporting two transactions on November 13, 2007 and Jim Wales on December 28, 2007. The appropriate filings were made by us on behalf of these persons promptly following discovery of the errors.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to ratification by our stockholders. If our stockholders do not ratify the appointment, the Audit Committee will consider whether it should select a different firm, however, it is not required to do so. On the other hand, even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Crosstex Energy, Inc. and our stockholders. A representative of KPMG will be present at the annual meeting of stockholders and will have the opportunity to make a statement if he or she so desires to do so and is expected to be available to respond to appropriate questions. Our Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of KPMG as our independent public accounting firm for the fiscal year ended December 31, 2008.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTING FIRM

Audit Fees

The fees for professional services rendered for the audit of our annual financial statements for each of the fiscal years ended December 31, 2007 and December 31, 2006, review of our internal control procedures for the fiscal years ended December 31, 2007 and December 31, 2006 and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagements for each of those fiscal years, were $212,000 and $206,000, respectively. The fees for professional services rendered for the audit of Crosstex Energy, L.P.’s annual financial statements for each of the fiscal years ended December 31, 2007 and December 31, 2006, review of its internal control procedures for the fiscal years ended December 31, 2007 and December 31, 2006 and the reviews of the financial statements included in Crosstex Energy, L.P.’s Quarterly Reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagements for each of those fiscal years, were $1.2 million and $1.5 million, respectively. These amounts also included fees associated with comfort letters and consents related to debt and equity offerings of Crosstex Energy, L.P.

Audit-Related Fees

KPMG did not perform any assurance and related services related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 that were not included in the audit fees listed above.

Tax Fees

KPMG did not render any tax compliance, tax advice or tax planning services to Crosstex Energy, Inc. for the years ended December 31, 2007 and December 31, 2006.

All Other Fees

KPMG did not render services to us, other than those services covered in the section captioned “Audit Fees” for the fiscal years ended December 31, 2007 and December 31, 2006

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services that exceed the amounts set forth in the fee proposals provided by KPMG must be pre-approved by the Audit Committee. For fiscal year 2008, the Audit Committee has not pre-approved the use of KPMG for any non-audit related services. The Chairman of the Audit Committee is authorized by the Audit Committee to pre-approve additional KPMG audit and non-audit services between Audit Committee meetings, provided that the additional services do not affect KPMG’s independence under applicable SEC rules and any such pre-approval is reported to the Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The following statement is furnished by the Audit Committee of Crosstex Energy, Inc. and is not incorporated by reference into any document that we file with the SEC.

Audit Committee Charter.  Our Audit Committee acts pursuant to the Audit Committee Charter (the “Charter”) adopted by the Board in February 2007. The Audit Committee consists solely of independent members of the Board. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board, including the evaluation, retention, and, if necessary, termination of the Company’s independent accountants, the system of internal control and the audit process. In performing its role, the Audit Committee maintains effective working relationships with the Board, management, the internal auditors and the independent accountants. The Audit Committee has discussed with senior management and the independent accountants the reporting and internal controls that have been undertaken by the Company in connection with certification by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the Securities and Exchange Commission and such other matters as it deemed appropriate. As set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market. The independent accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Auditor Independence.  In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent accountants the independent accountants’ independence and considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent accountants are in fact “independent”.

Audit Committee Recommendation.  Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee of the Board:

James C. Crain (chair)
Leldon E. Echols
Cecil E. Martin Jr.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder Proposals

Any proposal by a stockholder intended to be presented at the 2009 annual meeting of stockholders must be received by us at our principal executive offices at 2501 Cedar Springs Road, Dallas, Texas, 75201, Attention: Corporate Secretary, no later than December 7, 2008, for inclusion in our proxy materials relating to that meeting.

In order for a stockholder to bring other business before an annual meeting of stockholders, timely notice must be received in proper written form by our Corporate Secretary. To be timely, notice by a stockholder must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting, and not less than 60 days prior to the meeting. To be in proper written form, notice by a stockholder to our Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a description of the business desired to be brought before the meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class, series and number of shares of us which are beneficially owned by the stockholder and such other beneficial owner, (iv) any material interest of the stockholder and such other beneficial owner in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual or special meeting to bring such business before such meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and have consented to our mailing of proxy materials and other stockholder information only to one account in such household will receive only one copy of the notice regarding Internet availability of the proxy materials or one paper copy of the proxy materials, as applicable, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice regarding Internet availability of the proxy materials or the proxy materials, as applicable, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Denise LeFevre at 214-721-9245 or send your request to Crosstex Energy, Inc., Attn: Denise LeFevre, 2501 Cedar Springs, Dallas, Texas 75201. You may also contact us at this phone number or address if you participate in householding and wish to receive a separate copy of these documents.

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

Solicitation of Proxies

The cost of the solicitation of proxies will be paid by us. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies from stockholders by telephone, facsimile, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Additional Information about the Company

You can learn more about us and our operations by visiting our website at www.crosstexenergy.com. For additional information about us, please refer to our 2007 Annual Report. Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. All stockholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

CROSSTEX ENERGY, INC.

Barry E. Davis
President and
Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF CROSSTEX ENERGY, INC. May 7, 2008 Please complete, date, sign and mail your proxy card in the postage-paid envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20203000000000000000 3 050708 PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK. 1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2. FOR AGAINST ABSTAIN NOMINEES: 2. Proposal to ratify the appointment of KPMG LLP as Crosstex FOR ALL NOMINEES O BARRY E. DAVIS Energy, Inc.’s independent public accounting firm for the fiscal O ROBERT F. MYRCHISON year ended December 21, 2008. WITHHOLD AUTHORITY FOR ALL NOMINEES IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON FOR ALL EXCEPT SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE EXCEPT” and fill in the circle next to the nominee you wish to withhold, as SIDE OF THIS CARD. shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership’s name by authorized person.

1 PROXY CROSSTEX ENERGY, INC. 2501 CEDAR SPRINGS RD. DALLAS, TEXAS 75201 Proxy Solicited on Behalf of the Board of Directors. The undersigned, revoking any proxy heretofore given for the meeting of the stockholders described on the reverse side of this card, hereby appoints Barry E. Davis and Joe A. Davis, and each of them, proxies, with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of Crosstex Energy, Inc. to be held on May 7, 2008, and at any adjournment or postponement thereof, and to vote all shares that the undersigned would be entitled to vote if personally present as follows: The shares represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH SHARES WILL BE VOTED “FOR” APPROVAL OF ITEMS 1 AND 2. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid annual meeting of stockholders. (Continued and to be signed and dated on the reverse side.) COMMENTS: 14475